Exhibit 10.31
Planet Fitness, Inc.
Amended and Restated Non-Employee Director Compensation Program
Effective as of April 1, 2022

Each individual who provides services to Planet Fitness, Inc. (the “Company”) as a director, other than a director who is employed by the Company or a subsidiary (a “Non-Employee Director”), shall be entitled to receive the following amounts of compensation, subject to the limitations on annual Non-Employee Director compensation set forth in the Company’s 2015 Omnibus Incentive Plan (as it may be amended from time to time, the “2015 Plan”):

Type of Compensation	Amount and Form of Payment
Annual cash retainer	$70,000
Equity retainer
Annual grant of restricted stock units (“RSUs”) with a grant date fair value of $115,000 (with the number of RSUs to be granted based on the closing price of the Company’s Class A common stock on the NYSE on the grant date or, if the grant date is not a trading day, the last preceding date on which the Company’s Class A common stock was traded, rounded down to the nearest whole share); such RSUs to be granted on the date of the Company’s annual meeting of stockholders and to vest in full on the earlier of the first anniversary of the grant date or the next annual meeting of shareholders, subject to the director’s continued service as a member of the board of directors of the Company through such date.

A Non-Employee Director whose appointment or election to the board of directors of the Company is effective at a time other than the Company’s annual meeting of stockholders may be eligible to receive a grant of RSUs upon his or her appointment or election, as applicable, as determined, and on such terms and conditions established, by the board of directors of the Company or the compensation committee of the board of directors of the Company, in its respective discretion.

Additional annual cash retainer for board of directors chair	$55,000
Additional annual cash retainer for audit committee chair and members	$25,000 (chair); $12,500 (members)
Additional annual cash retainer for compensation committee chair and members	$20,000 (chair); $10,000 (members)
Additional annual cash retainer for nominating and corporate governance committee chair	$15,000 (chair); $7,500 (member)

With respect to a fiscal year, Non-Employee Directors may elect to receive fully vested shares of the Company’s Class A Common Stock in lieu of cash retainers. Such election shall be made at the beginning of the applicable fiscal year, except that newly appointed Non-Employee Directors may elect to receive equity in lieu of cash retainers at the time of appointment. Equity granted in lieu of cash retainers will be granted in arrears on a quarterly basis on the first business day following the end of such quarter, with a fair value equal to the amount of the applicable cash retainers that would have been paid and the number of shares of the Company’s Class A common stock granted based upon the closing price of the Company’s Class A common stock on the NYSE on the grant date or, if the grant date is not a trading day, the last preceding date on which the Company’s Class A common stock was traded, rounded down to the nearest whole share.

In addition, Non-Employee Directors will be reimbursed by the Company for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.

All cash fees shall be payable in arrears on a quarterly basis. Any cash and/or shares of the Company’s Class A Common Stock that become payable or deliverable to a Non-Employee Director pursuant to this Non-Employee Director Compensation Program (this “Policy”) are subject to the Non-Employee Director’s continued service as a member of the board of directors of the Company through the date of payment. Non-Employee Directors who resign or are removed prior to completion of the full term of their appointment shall forfeit any and all payments of, or entitlements to, cash and/or shares of the Company’s Class A Common Stock that he or she would otherwise be entitled to receive, including, for the avoidance of doubt, those that would otherwise have been paid or delivered at the end of the quarter of such resignation or removal.

For the avoidance of doubt, directors who are employees of the Company or one of its subsidiaries will not receive compensation for their service as a director, other than reimbursement for reasonable and customary expenses incurred in connection with attendance at board of director and committee meetings, in accordance with the Company’s policies as in effect from time to time.

The cash retainers, any equity retainers and any shares of the Company’s Class A Common Stock described in this Policy shall be paid or granted, as applicable, to each Non-Employee Director who is then in service on the applicable payment or grant date automatically and without further action of the board of directors of the Company (or any committee thereof), unless such Non-Employee Director declines the receipt of such cash or equity compensation by prior written notice to the Company. For the avoidance of doubt, the initial grant of any equity retainer to a Non-Employee Director whose appointment or election to the board of directors of the Company is effective at a time other than the Company’s annual meeting of stockholders shall be made in the discretion of the board of directors of the Company or the compensation committee of the board of directors of the Company and shall not be automatic.

The board of directors of the Company (or the compensation committee thereof) may amend this Policy at any time.